PURCHASE AND SALE AGREEMENT

The Alpine Group,  Inc.
One Meadowlands Plaza, Suite 801
East Rutherford, New Jersey   07073

Gentlemen:

1.   Description of Securities.

(a)  The Alpine Group, Inc. (“Seller”) is the owner of (i) 14,000 shares of Wolverine Tube, Inc. (“Wolverine”) Series A Convertible Preferred Stock (par value, $1.00 per share, CUSIP No. 978093 409; the “Series A Preferred”) with stated liquidation value of $1,000 per share and convertible into 909 shares of Wolverine common stock per share of Series A Preferred, and (ii) 6,000 shares of Wolverine Series B Convertible Preferred Stock (par value $1.00 per share, CUSIP No. 978093 300; the “Series B Preferred”) with stated liquidation value of $1,000 per share and convertible into 909 shares of Wolverine common stock per share of Series B Preferred.  Alpine is selling the foregoing Preferred to “accredited investors”.

(b)  Exhibit A hereto lists all of the currently outstanding Series A Preferred and Series B Preferred (at times referred to collectively as the “Preferred Stock”).  Following the sale, Seller will continue to own 494 shares of Series A Preferred and 4,000 shares of Series B Preferred.  Exhibit B and Exhibit C hereto reference the full texts of the respective Certificates of Designations of the Preferred Stock as incorporated among the public filings of Wolverine with the Securities and Exchange Commission (“SEC”).

The Preferred Stock are unregistered and vote on an as converted basis together with the Wolverine common stock.  Except as to dividend rate (discussed below), the rights and privileges of holders of the Preferred Stock are equal and pari passu, including without limitation, rights to receive dividends and proceeds upon redemption or liquidation.  The initial dividend provided for under the Preferred Stock was 8% for the Series A Preferred and 8½% for the Series B Preferred, respectively.  As a result of Wolverine’s election to defer rather than current pay cash dividends and its failure to register the Preferred Stock and underlying Wolverine common stock, the dividend under the Series A Preferred is currently accruing at 12% and the Series B Preferred is currently accruing at 12½%.  As of the date hereof, $198.35 in deferred and unpaid dividends were accrued in respect of each share of Series A Preferred, and $196.36 in deferred and unpaid dividends were accrued in respect of each share of Series B Preferred.

2.    Sale and Purchase.    Subject to the terms and conditions of this Sale and Purchase Agreement (the “Agreement”) and in reliance on the representations, warranties and agreements herein set forth, Seller hereby sells to  ______________________ (“Purchaser”), and  Purchaser hereby purchases from Seller the number of shares of Series A Preferred and/or Series B Preferred set forth on Exhibit D hereto, for the “Purchase Price” per share described in paragraph 3.  The sale and purchase of each share of Preferred Stock includes all dividends unpaid and accrued in respect thereof as of the date hereof.

3.    Purchase Price.  The Purchase Price for each share of Preferred Stock is (a) $18.18 in cash plus (b) an additional contingent payment of up to $145.44 per share of Preferred Stock payable only if there shall occur any of the events described below.  In the event (i) any share(s) of the Preferred Stock are sold, redeemed or exchanged or any dividend or distribution shall be made in respect thereof prior to June 30, 2012, and (ii) the “Value” of the consideration received by Purchaser on account of such event(s) exceeds $72.72 per share, then Seller will be entitled to receive, and Purchaser shall pay to Seller, such Value in excess of $72.72 per share up to a maximum of an additional $145.44 per share.  To the extent that Value includes consideration other than cash, such Value shall be paid in the form received (as described in paragraph 4 below) and shall be determined as at the time of sale or exchange by an independent third party experienced in valuations of securities and similar instruments.  Such independent third party shall be designated by Seller.  Exhibit E lists examples of how the additional contingent purchase price formula may operate.

4.    Payment.

(a)  Concurrently with the execution hereof, Purchaser has paid by check or has wire transferred the full amount of the initial Purchase Price shown on Exhibit D hereto for all shares of Preferred Stock purchased hereunder.  Any additional contingent Purchase Price payable in accordance with paragraph 3 shall be paid or transferred by Purchaser to Seller in the form of the consideration in which it is received reasonably promptly following receipt thereof in the case of cash, and reasonably promptly following valuation thereof,   in the case of securities or other instruments.  In the event Value has been received in the form of securities or other instruments, Purchaser shall not be obligated to transfer the same to Seller unless and until such transfer is permissible under any applicable restrictions and securities law and regulation.  All such securities or instruments shall be transferred to Seller by assignment free and clear of all liens and security interests suffered and created by such Purchaser.

(b)  Seller shall promptly mail to Purchaser, at Purchaser’s address set forth on the Signature Page to the Agreement via nationally recognized overnight courier: (i) certificate(s) in Purchaser’s name for the Preferred Stock purchased pursuant to the Agreement, or (ii) certificate(s) in Seller’s name for such purchased Preferred Stock with Assignment thereof duly executed by Seller in favor of Purchaser.

5.    Purchaser Representations:  Purchaser hereby represents, warrants and confirms to Seller that:

(a)  Purchaser has received and read all documents required by Purchaser to make an informed decision with regard to the purchase of the Preferred Stock.  Additionally, Purchaser confirms that he has been directed to Wolverine’s website (www.wlv.com) which contains information concerning Wolverine’s current and periodic filings with the SEC and has had the opportunity to review the same.  Purchaser has had sufficient experience in business and investment matters to evaluate the merits and risks involved in the investment made hereby.

(b)  Purchaser understands that the Preferred Stock and underlying common stock into which it may be converted has not been registered under the Securities Act of 1933, as amended (the “Act”) or under state securities laws and is being sold in a private sale in reliance upon exemptions from the registration and/or prospectus delivery requirements of the Act and in reliance upon certain exemptions from the registration requirements of applicable state securities laws; and Purchaser further understands that Wolverine has no present intention of registering the same, and, therefore, Purchaser must be prepared to bear the economic risk of such investment indefinitely.  Purchaser further understands that the exemptions from registration relied upon by Seller depend upon, among other things, the bona fide nature of Purchaser’s investment intent expressed above and Purchaser’s other representations herein.

(c)  Purchaser understands that there is no assurance (i) that any event will occur that will create Value for the holders of the Preferred Stock or the common stock into which it may be converted; or (ii) that there ever will be any Value for such holders.

(d)  Purchaser is acquiring the Preferred Stock for its account and not with a view to any sale or   distribution thereof within the meaning of the Act, and the rules and regulations of the SEC thereunder as amended from time to time (the “Regulations”), except to the extent permitted by the Act and the Regulations.  Purchaser will make no sale, offer to sell or transfer of any Shares in violation of the Act, the Regulations or any other federal or state securities law, or in violation of the terms of this Agreement.

(e)  Purchaser is acting on its own behalf and has full power and authority to enter into and to perform this Agreement in accordance with its terms.

(f)   Purchaser is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Act.

(g)  Purchaser agrees that the following legend or a substantially similar legend may be placed on the certificate of certificates representing the Preferred Stock:

THE SECURITIES AND THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS’ AGREEMENT DATED AS OF FEBRUARY 16, 2007 ( AS AMENDED FROM TIME TO TIME), AMONG CERTAIN OF THE COMPANYS’ STOCKHOLDERS,  THE TERMS OF WHICH INCLUDE, AMONG OTHER THINGS, RESTRICTIONS ON TRANSFERS AND AGREEMENTS RELATED TO VOTING.

(h)  Purchaser understands that Seller is a “Stockholder” signatory to a certain  Stockholders’ Agreement dated February16, 2007, currently in effect among all of the owners of the Preferred Stock (as amended from time to time, the “Stockholders’ Agreement”).  The terms of the Stockholders’ Agreement include, among other things, restrictions on transfer and agreements related to voting.  Any Purchaser who is a shareholder of Seller hereby confirms that he shall be bound by the provisions of the Stockholders’ Agreement in the same manner as if such Purchaser were an original signatory to such Stockholders’ Agreement.  If requested by Seller, Purchaser shall promptly execute and deliver a joinder agreement confirming the foregoing.  A complete copy of the Stockholders’ Agreement is available at http://www.sec.gov/Archives/edgar/data/4164/000114420407010064/v066991_exh7.htm.

6.    Seller’s Representations.  Seller has all requisite power and authority to execute, deliver and perform this Agreement.

7.    Successors and Assigns.  This Agreement shall be binding upon the respective successors and assigns of Purchaser and Seller.

8.    Survival.  All the agreements, representations and warranties made by Purchaser in this Agreement shall survive the execution and delivery of this Agreement and of the delivery of the Preferred Stock.

9.    Complete Agreement.  This Agreement constitutes the complete agreement and understanding between the parties.

10.  Counterparts.  This Agreement may be executed in separate facsimile counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

11.  Notices.  All notices or other communications to be given or made hereunder shall be in writing and shall be delivered personally or mailed, postage prepaid, to Purchaser at its address set forth on the signature pages hereto and if to Seller at the address set forth on the signature pages hereto.

12.  Interpretation.  All nouns and pronouns and any variations thereof used herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

13.  Governing Law.  The Agreement shall be governed and construed in accordance with the laws of the State of New York as applied to residents of that state executing contracts wholly to be performed in that state.

IN WITNESS WHEREOF, Purchaser has executed this Sale and Purchase Agreement this __day of  _________, 2009.

PURCHASER
_ _ _ - _ _ - _ _ _ _
Signature	Social Security Number

Print:__________________________________
Address for Notice _________________________________ _________________________________ _________________________________

SELLER

By: ____________________________ Name: Title:

Address for Notice _________________________________ _________________________________ _________________________________